UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 22, 2011

Marina Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3830 Monte Villa Parkway, Bothell, Washington		98021
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 425-908-3600

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 25, 2011, Marina Biotech, Inc. (the “Company”) received a letter from the Listing Qualifications Department of The NASDAQ Stock Market (“NASDAQ”) notifying the Company that it was not in compliance with the minimum $1.00 per share minimum bid price requirement for continued inclusion on The NASDAQ Global Market set forth in NASDAQ Marketplace Rule 5450(a)(1) (the “Rule”), as a result of the bid price of the Company’s common stock having closed below $1.00 for the 30 consecutive business days prior to the date of the letter.

NASDAQ’s letter advised the Company that, in accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), the Company will be provided 180 calendar days, or until September 21, 2011, to regain compliance. The letter further advised that such compliance can be achieved if, at any time before September 21, 2011, the bid price of the common stock closed at $1.00 or more per share for a minimum of 10 consecutive business days.

The Company did not regain compliance with the Rule on or prior to September 21, 2011 and, accordingly, on September 22, 2011, the Company received a second letter from NASDAQ (the “Staff Determination”) stating that the Company’s common stock would be subject to delisting from The Nasdaq Global Market as a result of the deficiency. Additionally, the Staff Determination described the process the Company must follow in order to regain compliance and also provided some alternatives the Company has carefully considered.

Consistent with the process described in the Staff Determination, on September 28, 2011, the Company requested a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”) to review the Staff Determination. Requesting such a hearing stays any action with respect to the Staff Determination until the Panel renders a decision subsequent to the hearing. At the yet to be scheduled hearing, the Company intends to present a plan to regain compliance with the Rule, allowing it to remain on the Nasdaq Global Market. Although the Company believes that its plan will represent a viable path to compliance, there can be no assurance that the Panel will grant the Company’s request for continued listing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

September 28, 2011	By:	/s/ J. Michael French
	Name:	J. Michael French
	Title:	Chief Executive Officer